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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported): May 9, 2002 (May 9, 2002)

                         ------------------------------

                      ORTHODONTIC CENTERS OF AMERICA, INC.
             (Exact Name of Registrant as Specified in Its Charter)


          DELAWARE                      1-13457                72-1278948
----------------------------   ------------------------  ----------------------
(State or Other Jurisdiction   (Commission File Number)     (I.R.S. Employer
      of Incorporation)                                  Identification Number)

 3850 N. CAUSEWAY BOULEVARD, SUITE 800
          METAIRIE, LOUISIANA                           70002
-------------------------------------------           ----------
(Address of Principal Executive Offices)              (Zip Code)


                                 (504) 834-4392
              (Registrant's Telephone Number, Including Area Code)

                     3850 N. CAUSEWAY BOULEVARD, SUITE 1040
                            METAIRIE, LOUISIANA 70002
          (Former Name or Former Address, if Changed from Last Report)


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ITEM 9.  REGULATION FD DISCLOSURE

The following information was compiled from recent questions received from investors and from prior quarterly conference calls. We are providing these questions and answers in written form to furnish the investment community with more information that we hope will help investors better understand OCA from a financial point of view. This also reflects our attempt to comply with disclosure guidelines contained in the Securities and Exchange Commission's Regulation FD.

We welcome your feedback regarding this document, and we will continue to use this channel to communicate with our investors as we find it necessary or advisable.

o When will you conduct your earnings conference call for the first quarter of 2002?

         Thursday, May 9, 2002 at 1:00 p.m. (Central Time). The dial-in number is (706) 679-5222, or you can listen to the webcast at www.ccbn.com or www.vcall.com. An archive of the webcast will be available at these websites as well as our website (www.4braces.com) for at least the next two weeks.

o        What is the patient count roll-forward for the first quarter of 2002?

         The patient count of our affiliated practices as of December 31, 2001 was 484,025. During the first quarter of 2002, our affiliated practices added 58,655 patient contracts. The number of patients completing treatment during the first quarter of 2002 totaled 33,678, and the patients that stopped treatment prior to the completion of treatment during the quarter totaled 9,820, for a net patient count of 499,182 at March 31, 2002.

o What is your current diluted EPS expectation for the second quarter of 2002 and the fiscal year 2002?

         Based on our results to date, we currently project that our net income per share should be approximately $0.39 for the second quarter of 2002 and approximately $1.54 for fiscal year 2002. This represents an increase over our prior expectation of $1.53 for fiscal year 2002 announced in our February 2002 earnings conference call. With one quarter under our belt, and part of the OrthAlliance integration behind us, we are better able to project our earnings for 2002, and as a result are raising our estimate. Of course, these are only our estimates (thoughtful guesses if you will) about how the second quarter and 2002 will turn out. We can't assure you that our actual earnings will turn out to be those amounts. There are a number of factors that could affect our ability to achieve these estimates, many of which are beyond our control. Examples of these factors are included in the section of this document captioned "Cautionary Statement About Forward-Looking Statements."

o What was your cash flow from operating activities for the first quarter of 2002? What are your expectations for cash flow from operating activities for the fiscal year 2002?

         Cash flow from operating activities during the first quarter of 2002 was $20.8 million. We currently expect cash flow from operating activities for fiscal year 2002 to be at least $60 million. As the year has progressed, we are now better able to determine the potential uses of cash for 2002. Again, this is only our current estimate of this amount, which could change and might be wrong. The risks described in "Cautionary Statement About Forward-Looking Statements" and other factors could prevent us from achieving this estimate.

o        What is your current expectation of your EPS growth rate?

         We have built an expansive network of affiliated centers, which we estimate are operating at an average of less than half of their potential capacity. We believe we have an unprecedented opportunity for internal growth. Accordingly, during the near-term, we plan to focus on "smart"


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         growth, and avoid expensive, capital-intensive growth that requires substantial investments of our cash and stock. We prefer to be a "free-cash-flowing" company, rather than a company that pursues growth primarily through high-volume cash and stock issuance (by "free-cash-flowing," we mean our Cash Provided by Operating Activities exceeding our Cash Used in Investing Activities). Currently we have an outstanding opportunity to integrate OrthAlliance and achieve the potential benefits from the OrthAlliance acquisition.

         We expect that much of our future earnings growth will come from less capital-intensive internal growth and international expansion. We believe that our internal growth will relate to a combination of factors, including increased patient fee pricing, same-center growth, the addition of de novo centers by existing practices, increased use of general dentist assistants and associates by existing practices, increased patient treatment intervals, greater cost saving measures, expansion into ancillary lines of business, new technology-driven efficiency measures and other initiatives. For example, by assisting our existing affiliated practices in adding associate orthodontists and general dentist assistants, the practices can grow (and therefore our service fees can grow) while expending much less capital than adding another affiliated practice through a traditional practice affiliation.

         Accordingly, we currently expect our earnings per share growth rate to be about 20% during 2003. For the foreseeable future beyond 2003, we are comfortable with a long term growth rate of at least 15%, with the possibility for higher growth rates. These are only our current estimates (again, think of these as thoughtful guesses), and we can't assure you that our earnings, if any, will actually grow by this much. There are a number of factors that could affect our ability to achieve these estimates, many of which are beyond our control. Examples of these factors are included in the section of this document captioned "Cautionary Statement About Forward-Looking Statements."

o What is your current estimate of EPS accretion during the fiscal year 2002 from your merger with OrthAlliance, Inc.?

         Given the growing desire among our management to do away with any delineation between our reporting on OrthAlliance and OCA, we do not expect to continue to provide accretion data with respect to OrthAlliance on an ongoing basis. Our goal for OrthAlliance is much like that for single practice affiliations, to integrate their operations into our operations. Historical comparisons become increasingly less meaningful as assumptions for overhead, interest expense and other items vary, thereby distorting any useful comparison. As a result of these issues, we will measure our progress with OrthAlliance by measuring the profitability of OCA and its subsidiaries as a whole.

o What was the break-out of patient case starts for OrthAlliance affiliated practices during the first quarter?

         Patient case starts for OCA affiliated practices during the first quarter of 2002 totaled 58,655, of which 6,254 were by OrthAlliance affiliated practices.

o How long will you break-out data for OrthAlliance? What data will you provide in this format?

         In response to the desires of several investors, we will provide patient case start data for OrthAlliance separately for each quarter of 2002, at which time we will discontinue reporting the data separately. We will not provide any other data for OrthAlliance separately.

o What is the current count of OrthAlliance affiliated practitioners who are litigating with OrthAlliance with the intent of getting out of their contracts?

         To our knowledge, there are currently 55 of these litigating practitioners.


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o        How is the process going with the litigating OrthAlliance doctors? When will we see some progress with the lawsuits?

         Anyone who has dealt with legal matters knows how difficult it can be to comment on litigation with any precision.

         We believe the plaintiffs are attempting to push water uphill. We also believe that the prevailing motivation behind many of these lawsuits is that the plaintiffs no longer want to pay service fees to us, nor do they want to honor the covenants not to compete that they previously agreed to when they affiliated with OrthAlliance. In our view, these plaintiffs are having a severe case of buyers' remorse.

         We did experience a recent victory in the U.S. District Court for the Northern District of Indiana, when the court held that a Service Agreement between OrthAlliance, Inc. and one of its affiliated practices was valid and enforceable, in that the Service Agreement did not violate Indiana laws prohibiting the unauthorized practice of dentistry, and that OrthAlliance was a third party beneficiary of portions of the Employment Agreements between the practice and its orthodontist-owners, including the orthodontists' covenant not to compete. Although this ruling is not binding on courts in which other OrthAlliance actions are pending, we believe that the court's ruling in this case supports our view that the plaintiffs' claims in these actions lack merit, and that OrthAlliance has meritorious claims against each of these plaintiffs.

         Based on our prior experience and discussions with some of these litigating practitioners or their representatives, we currently believe that some of these practitioners will settle their lawsuits by paying us an amount of cash in exchange for termination or modification of their service, management service and consulting agreements with OrthAlliance, depending upon the parties' ability to reach an agreement as to the amount to be paid. We cannot assure you that such an agreement or settlement will be reached in any of these lawsuits. We also cannot, at this time, predict the outcome of these lawsuits or assure you that we will prevail in any of them, nor can we estimate at this time the amount of damages that we might incur or receive in these actions.

         While we would all prefer not to have these matters, unfortunately some of this comes along with our business. We have experience in these matters, and we are confident in the strength of our position.

o        What growth do you expect to achieve in foreign markets during 2002?

         We are very excited about what is occurring internationally. At this time, we are not going to provide separate income statement data for our foreign affiliates. We can tell you that our goal is to add between 15 and 20 affiliated orthodontic centers in Mexico and over 10 affiliated orthodontic centers in Japan during 2002. Once again, this is just an estimate, so please see "Cautionary Statement About Forward-Looking Statements."

o What was your cash flow from investing activities during the first quarter of 2002? What expectations do you have for investment in intangible assets and in fixed assets during fiscal year 2002? What expectation do you have for new affiliations and new practitioners for 2002?

         Cash flow from investing activities during the first quarter of 2002 was $(9.1) million, of which $(4.3) million was attributable to investment in intangibles and advances to affiliated practices, while $(4.8) million was used for investment in fixed assets. Investment in intangibles generally represents consideration paid to our affiliated practices in return for amending or initiating service agreements with us. We currently anticipate that cash flow from investing activities for fiscal year 2002 will be between approximately $(35) million and $(45) million. We believe that the majority of this investment will be directed toward growing existing centers, extending service agreement terms with our existing affiliated practices and de novo growth internationally. Relative to previous years, we intend to deliberately spend less on new


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         affiliations with existing practices during 2002. Again, please note that these are, once again, our current estimates and beliefs, which could change and be wrong, so please consider the risk factors described in "Cautionary Statement About Forward-Looking Statements."

o        What was your bad debt reserve at March 31, 2002?

         Our bad debt reserves (or allowance for uncollectible amounts) were about $4.0 million, or about 5.6% of our service fees receivable, at March 31, 2002. This reserve continued to be very adequate relative to our actual bad debt losses for the first quarter of 2002, and we believe our reserves are sufficient to cover future and doubtful accounts for at least the remainder of 2002. Service fees receivable, net of allowance for uncollectible amounts, was about $67 million at March 31, 2002.

o How many affiliated doctors and practices did you add during the first quarter of 2002?

         During the first quarter of 2002, we added 12 affiliated practitioners and six affiliated practices.

o What are you doing to address the projected decline in the number of orthodontists in the U.S. during the next 10 years? Who will succeed your retiring practitioners and with whom will you affiliate in the future?

         We believe that the orthodontic profession is not producing specialists in sufficient quantities to replace retiring ones. It's not just our problem, it's a problem for the entire profession. Nevertheless, consumer demand for orthodontics will not go unmet. In fact, it appears that the shortfall in patient treatment by orthodontists is being replaced by general dentists. Some studies have estimated that about one-third or more of orthodontic treatment is currently being delivered by general dentists. Unless things change in the orthodontic profession, we believe that this trend will continue.

         We are developing a plan to address the issue of manpower among our affiliated practices. First, and most importantly, we will work on referrals of new prospects from existing affiliated orthodontists. We currently are affiliated with less than 6% of the orthodontists practicing in the United States. Therefore, there are a number of untapped geographic areas and orthodontists remaining to facilitate growth. Currently, we are focused on integrating the OrthAlliance affiliated practices and recruiting those OrthAlliance affiliated practices that did not amend their contracts with us in connection with the OrthAlliance merger.

         Secondarily, we plan to formalize our program to assist affiliated practices in training licensed general dentists (or GPs), to work under the supervision of our affiliated orthodontists. GPs generally need to be adequately trained before they are able to adequately assist affiliated orthodontists. We are currently working with our affiliated practices to create a training program for GPs so that they can immediately contribute when arriving in an orthodontic practice, and so that the orthodontic specialist is not burdened with training the GP on the basics. With the proper application of qualified GPs as assistants to an orthodontist, the orthodontic specialist generally has more time to diagnose and monitor treatment, and to see more patients. Our goal is to assist our busy affiliated orthodontic specialists in being able to perform fewer routine tasks that can be performed by a GP, so that greater patient loads can be taken on by the orthodontist and the stress load on the orthodontist is lessened, all while maintaining quality care. With the use of GPs assisting orthodontists, our hope is that our affiliated orthodontists won't become burned out and will be able to postpone retirement because their workday will be much more pleasurable. We want to make it clear that we do not advocate GPs diagnosing patients and prescribing treatment; rather, this system involves having GPs work under the supervision of orthodontic specialists. Our affiliated practices currently employ a total of approximately 35 GPs, and the results have been very positive thus far.

         We are also working on a plan to help develop more orthodontists for the U.S. market through


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         international channels. We are currently in contact with reputable orthodontic programs in a variety of countries to train GPs currently practicing in the U.S. to be orthodontists. Due to the fact that American universities have limited their production to only about 200 orthodontists per year, we intend to facilitate training of qualified professionals at top schools overseas and to assist those practitioners with establishing an orthodontic practice here in the U.S. upon completion of their post-doctorate programs.

         Another channel we are currently pursuing is recruiting orthodontists from foreign countries who graduated from U.S. orthodontic programs but returned to their native countries to practice. In order for these orthodontists to practice in the United States, they would need to obtain a license to practice in a U.S. state, which would require additional training in the U.S. Studies indicate that that approximately 30% of all U.S. dental school students are foreign nationals. Many doctors practicing in the U.S. were trained internationally. We intend to work with dentists from other nations to facilitate further training here in the U.S. so that those dentists can become accredited orthodontic specialists in the U.S.

o From a financial point of view, what is the difference between an OrthAlliance affiliated practitioner and an OCA affiliated practitioner?

         Under most of OrthAlliance's service agreements, our fees are based on a percentage of the practice's gross revenue, plus reimbursement of practice expenses. Under most of OCA's service agreements, our fees are based on a percentage of the practice's operating profits, plus reimbursement of practice expenses. Although we are compensated differently under the terms of the contracts for OCA and OrthAlliance, we endeavor to provide the best quality service to all of our affiliated practices.

o What is the difference between an affiliated practitioner, center and practice?

         One could view it as the difference between a fireman (i.e., a practitioner), a fire station (i.e., a center), and a fire department (i.e., a practice). A fireman puts out the fires, and the fire department has multiple fire stations. The same goes for our business. The practitioners treat patients of the practice, and a practice often has multiple centers. A "center" is a single office in a specific geographic location in which a practitioner practices his profession. A "practice" is an orthodontist or pediatric dentist practice-owner and/or their professional corporations or other entities that are parties to service, consulting or similar long-term agreements with us or our subsidiaries, and their orthodontic or pediatric dental practices for which we provide business services under those agreements. As of March 31, 2002, we had 367 affiliated practices, 869 affiliated centers and 617 affiliated practitioners.

         One important point of clarification is that not all practitioners are "created equal." We have a number of practitioners who work within practices who are not owners in the affiliated practice. Rather, generally they are associates or employees of the practice. To continue the fire department analogy, these non-owner practitioners would be considered "fire crew," while the owner would be considered the "fire chief."

         We have historically reported counts of affiliated "practitioners" and "centers." We recently began focusing on the alternative concept of a "practice" as a unit of analysis, because we believe it is helpful to understanding how we manage our business. As a practical matter, our service agreements are generally with the owner-practitioner and his or her professional corporation, not the center or the non-owner practitioner.

         As for those who are new to our company, a "practitioner" is a licensed dentist, and most of the dentists who treat patients in our affiliated centers have completed a three-year, post-doctorate program at an accredited university to become an accredited orthodontic specialist. We also have a handful of affiliated dentists (approximately 60 as of March 31, 2002) who are not orthodontists working in our affiliated centers. These doctors are either pediatric dental


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         specialists or general dentists who practice under the supervision of orthodontic specialists.

o        How many of your practitioners are pediatric dentists?

         We believe there is a tremendous opportunity for us in pediatric dentistry, which is a specialty like orthodontics. As of March 31, 2002, we had approximately 25 affiliated pediatric dentists, most of whom were affiliated with OrthAlliance prior to our merger. Pediatric dentistry is generally a profitable and growing niche of dentistry, and it is synergistic with our base business of providing business services to orthodontic practices because the patients of the pediatric dentists need orthodontists as they grow older. As such, pediatric dentists are a natural referral source for orthodontic treatment, and pediatric dentists can operate out of our affiliated orthodontic centers during the days when those centers would otherwise be closed. This is an area of growth that doesn't require a big investment in facilities and provides us with an opportunity to increase revenue and profits. We are currently recruiting new affiliates in pediatric dentistry, and we hope to report some positive progress to you for this initiative during the coming quarters. We are also tailoring our practice management software systems to the needs of pediatric dentists.

o Where is your recommended patient contract pricing now? Do your affiliated practices intend to raise their patient fee pricing?

         We do not mandate patient contract pricing to our affiliated practices, who control their practices, including the amount of patient fees they charge. Generally, we recommend, based on market data, certain pricing levels, and our affiliated practices usually adopt our recommended pricing. Our last price recommendation was $119 per month to the patient over the 26 month treatment term, with a retainer fee (i.e., the plastic thing the patient puts in his or her mouth after the braces are removed) of $476 (i.e., 4 x $119), for a total contract fee of $3,570 (i.e., 30 x $119). This is considerably less than the recent national average of approximately $4,200 reported in the 2001 Journal of Clinical Orthodontics survey of orthodontists in the U.S., indicating that our affiliated practices have some room to move upward in terms of pricing.

         We estimate that approximately 70% of our non-OrthAlliance affiliated practices have adopted our recommended pricing schedule. Some have moved their pricing higher than this level, while some are still at lower levels. In addition, management estimates that the OrthAlliance practitioners generally charge an up-front payment that averages about 25% of the patient contract value, and the total contract exceeds $4,000 on average for OrthAlliance affiliated practitioners.

         At this time, we cannot estimate when we will recommend a patient fee increase to our affiliated practices. Because our current recommended patient fee is at a significant discount to the average market patient fee, we are reviewing our recommended patient fee in each of our markets. It has long been our philosophy to recommend patient fees that are at a modest discount (generally 10-15%) to the average fee in the market, but which do not create a perception of a lack of quality patient care.

o How is your affiliated practitioners' compensation reflected in your income statement? What is the relationship between patient-based contracts or collections of your affiliated practices and fee revenue reported on your income statement?

         First, it is noteworthy that we do not employ our affiliated practitioners; rather, they engage us to provide business services for their practices. Therefore, our affiliated practitioners' compensation is not reflected in our income statement. Our affiliated practitioners treat patients, and are paid fees by their patients. We provide services to affiliated practices, and are paid fees for providing those services. Our services are closely tied to patient activity, and, in most states, patient contract amounts are a component of the service fee calculation under our service agreements with affiliated practices. In a sense, the amounts retained by the affiliated


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         practice after payment of our service fees (which include reimbursement of the practice's operating expenses) represent the affiliated practitioner's compensation. However, we do not pay the compensation to the practitioner; rather it is derived by the practitioner from his or her own practice. The practitioner is the owner of his or her practice, and like any business owner, his or her compensation can be said to represent the income generated by the business, after payment of the expenses and fees owed to providers of goods and services to the business.


              CAUTIONARY STATEMENT ABOUT FORWARD LOOKING STATEMENTS

Certain statements contained in this Report may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology, such as "anticipate," "believe," "estimate," "project," "expect," "may," "might," "will," "would," "could" or "intend." These forward-looking statements include, without limitation, those relating to earnings per share, cash flow, growth, earnings per share accretion from the merger with OrthAlliance, integration of OrthAlliance with OCA, legal proceedings, recruiting orthodontists and pediatric dentists in the United States and internationally, business discipline, and the GP initiative.

We caution you not to place undue reliance on the forward-looking statements contained in this Report in that actual results could differ materially from those indicated in such forward-looking statements, due to a variety of factors. Those factors include, but are not limited to, potential inability to successfully integrate OrthAlliance and its affiliated centers and practices, adverse changes in our financial results and conditions, adverse outcomes of litigation pending against us and OrthAlliance, potential inability to successfully achieve some or all of our proposed internal growth initiatives, changes in general economic conditions and business conditions, changes in our operating or expansion strategy, inability to attract and retain qualified personnel and orthodontists, inability to effectively market our services and those of our affiliated practices, the impact of competition and existing and future regulations affecting orthodontics and our business, legal restrictions on the use or advertisement of general dentists in orthodontic practices, legal restrictions on immigration and licensing foreign dentists, our dependence on existing sources of funding, other factors generally understood to affect the financial results of orthodontic practice management companies, and other risks detailed from time to time in our press releases, Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ORTHODONTIC CENTERS OF AMERICA, INC.


                                       By: /s/ John C. Glover
                                          -----------------------
                                          John C. Glover
                                          Chief Financial Officer




Date:  May 8, 2002



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